The Growth Fund of America, Inc.
One Market, Steuart Tower, Suite 1800
San Francisco, California 94105

Phone (415) 421-9360
Fax (415) 393-7140

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K, 72DD1 and 72DD2, 73A1 and 73A2, 73B, 74U1 and 74U2, and 74V1 and 74V2, complete answers are as follows:

Item 48K
If answer to 47 is ‘Y’ (Yes), fill in the table or single fee rate applied to Registrant’s/Series’ assets based on the advisory contract

Step:	Asset Value: ($000s omitted)	Annual Fee rate
K) over	210,000,000	0.233%

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$508,625
Class B	$1,938
Class C	$13,544
Class F-1	$140,687
Class F-2	$42,452
Total	$707,246
Class 529-A	$22,126
Class 529-B	$359
Class 529-C	$1,150
Class 529-E	$798
Class 529-F-1	$856
Class R-1	$1,358
Class R-2	$5,449
Class R-3	$75,896
Class R-4	$140,976
Class R-5	$163,718
Class R-6	$38,327
Total	$451,013

Item 73 A1 and 73A2

Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2108
Class B	$0.0126
Class C	$0.0442
Class F-1	$0.2222
Class F-2	$0.2936
Class 529-A	$0.2125
Class 529-B	$0.0212
Class 529-C	$0.0358
Class 529-E	$0.1459
Class 529-F-1	$0.2594
Class R-1	$0.0672
Class R-2	$0.0560
Class R-3	$0.1619
Class R-4	$0.2264
Class R-5	$0.2928
Class R-6	$0.2785

Item 74A through 74T
Condensed balance sheet data:

A) Cash	$30,182
B) Repurchase agreements	-
C) Short –term securities other than repurchase agreements	$12,356,613
D) Long-term debt securities including convertible debt	$84,294
E) Preferred, convertible preferred, and adjustable rate preferred stock	$64,172
F) Common Stock	$140,431,300
G) Options on equities	-
H) Options on all futures	-
I) Other Investments	-
J) Receivables from portfolio instruments sold	$683,046
K) Receivables from affiliated persons	-
L) Other receivables	$510,994
M) All other assets	-
N) Total assets	$154,160,601
O) Payables for portfolio instruments purchased	$363,568
P) Amounts owed to affiliated persons	$142,451
Q) Senior long-term debt	-
R1) Reverse repurchase agreements	-
R2) Short sales	-
R3) Written options	-
R4) All other liabilities	$247,266
S) Senior equity	-

T) Net Assets of common shareholders	$153,407,316

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	2,394,954
Class B	144,562
Class C	302,730
Class F-1	626,602
Class F-2	151,959
Class 529-A	106,667
Class 529-B	16,661
Class 529-C	32,577
Class 529-E	5,552
Class 529-F-1	3,466
Class R-1	21,150
Class R-2	96,925
Class R-3	469,925
Class R-4	638,839
Class R-5	545,244
Class R-6	182,141

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$26.90
Class B	$26.07
Class C	$25.90
Class F-1	$26.73
Class F-2	$26.89
Class 529-A	$26.76
Class 529-B	$26.12
Class 529-C	$26.09
Class 529-E	$26.59
Class 529-F-1	$26.71
Class R-1	$26.14
Class R-2	$26.27
Class R-3	$26.50
Class R-4	$26.69
Class R-5	$26.87
Class R-6	$26.92

Item 75B
Average net assets during the current reporting period ($000s omitted)

Monthly average (for all other funds)	$149,890,830